Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Guidewire Software, Inc.:

We consent to the use of our report dated March 1, 2011, except as related to notes 9 and 12 to the Consolidated Financial Statements which are as of August 26, 2011 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Mountain View, California

September 2, 2011